                                                                    EXHIBIT 99.1

[LIBERTY CAPITAL LOGO]              [LIBERTY LOGO]                    [IDT LOGO]

                   LIBERTY MEDIA TO ACQUIRE IDT ENTERTAINMENT

  STARZ'S TOP PREMIUM TELEVISION SERVICE TO JOIN WITH IDT'S ANIMATION AND LIVE
        ACTION PRODUCTION AND HOME ENTERTAINMENT DISTRIBUTION BUSINESS.

      COMBINED COMPANY WILL PRODUCE CONTENT FOR ALL DISTRIBUTION PLATFORMS.

ENGLEWOOD, CO AND NEWARK, NJ - MAY 16, 2006--- Liberty Media Corporation (NASDAQ: LINTA, LCAPA) and IDT Corporation (NYSE: IDT, IDT.C) announced today that they have entered into a binding term sheet for the sale of IDT Entertainment to Liberty Media for all of Liberty Media's interests in IDT, $186 million in cash and the assumption of existing indebtedness. With this acquisition, Liberty Media's Starz Entertainment Group will have the capability to create a wide array of CG animated and live action programming for domestic and international distribution in all major channels, including broadcast syndication, premium television, theatrical, and home video/DVD.

Gregory B. Maffei, CEO of Liberty Media, said "This transaction furthers our strategy of converting investments into strategic operating businesses that have synergies with our current companies. IDT Entertainment and Starz is a great combination. We have appreciated our long friendship with IDT and look forward to the next phase of our partnership."

"John Malone has been a great mentor and friend. I anticipate great things from our continuing business relationship," said Howard Jonas, IDT's Chairman.

"This is a union of two companies that have complementary strengths and share the entrepreneurial spirit essential for success in the rapidly changing world of video production and distribution," said SEG President and CEO Robert B. Clasen. "With the addition of the dynamic, creative team at IDT Entertainment, our company will be positioned to capitalize fully on the opportunities afforded by the new era of content."

"In just three years, we have built IDT Entertainment into a strong, vertically integrated entertainment company," said Jim Courter, IDT's CEO. "We are capitalizing on the value we have created in this business in order to allow us to generate an attractive return for our shareholders. We believe that Liberty Media's Starz Entertainment Group is the right company to realize IDT Entertainment's full potential."

IDT Entertainment CEO Morris Berger said, "Combining with Starz will provide new avenues of distribution for our expanding slate of CG animated and live action content." IDT Entertainment Chairman Steve Brown added, "Our outstanding creative team looks forward to bringing the IDT Entertainment experience to millions of new viewers via the Starz services."

On closing, which the parties expect to occur within the next three months, Liberty Media will pay to IDT $186 million in cash, subject to certain adjustments, and all of Liberty Media's equity interests in IDT and its subsidiaries, including approximately 17.2 million shares of IDT's Class B common stock and Liberty Media's approximate 5% interest in IDT Telecom. Liberty will also assume IDT Entertainment's existing indebtedness. IDT will be entitled to receive additional consideration from Liberty based upon the appreciation in value of IDT Entertainment over the five year period following closing. In addition, on closing, IDT Entertainment and Starz will enter into a five year programming output agreement for the broadcast on Starz's premium channels certain IDT Entertainment's proprietary CG animated theatrical releases and live action programming. The transaction is subject to certain customary conditions and contingencies, including the finalization and execution of definitive documentation and the receipt of regulatory approvals.

Liberty Media owns a broad range of electronic retailing, media, communications and entertainment businesses and investments. It owns or has interests in some of the world's most recognized and respected brands and companies, including QVC, Encore, Starz, IAC/InterActiveCorp, Expedia and News Corporation.

Starz Entertainment Group LLC (SEG) is a premium movie service provider operating in the United States. SEG offers 16 movie channels including the flagship Starz(R) and Encore(R) brands with approximately 14.6 million and 26.4 million subscribers respectively. Starz Entertainment Group airs more than 1,000 movies per month across its pay TV channels and offers advanced services including Starz HDTV, Starz On Demand and Vongo(SM). Starz Entertainment Group is a wholly-owned subsidiary of Liberty Media Corporation that is attributed to Liberty Capital Group, www.Starz.com.

IDT Corporation, through its IDT Telecom subsidiary, is a facilities-based, multinational carrier that provides a broad range of telecommunications services to retail and wholesale customers worldwide. IDT Telecom, by means of its own international telecommunications backbone and fiber optic network infrastructure, provides its customers with integrated and competitively priced international and domestic long distance and domestic all-distance telephony and prepaid calling cards. IDT Entertainment is the IDT subsidiary that is focused on developing, acquiring, producing and distributing computer-generated and traditionally animated productions and other productions for the film, broadcast and direct-to-consumer markets. IDT Capital is the IDT division principally responsible for IDT's initiatives in radio broadcasting, brochure distribution and new technologies. Net2Phone, Inc., a subsidiary of IDT Corporation, is a provider of high-quality global retail Voice over IP services and offers a fully outsourced cable telephony service to cable operators allowing cable operators to provide residential phone service to their subscribers. IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols "IDT" and "IDT.C," respectively.


Liberty Media Contact:  John Orr (720) 875-5622
Starz Entertainment Contact:  Tom Southwick (720) 852-5821
IDT Contact:  Gil Nielsen (973) 438-3553